----------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549
                                  Form 8 - K/A1

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                               September 28, 2000

                                PMC-Sierra, Inc.
             (Exact name of registrant as specified in its charter)


      Delaware                    0-19084                   94-2925073
----------------------   ----------------------  -------------------------------
State of incorporation   Commission File Number  IRS Employer Identification No.


                            900 East Hamilton Avenue
                                   Suite 250
                               Campbell, CA 95008

                    (address of principal executive offices)

         Company's telephone number, including area code: (408) 626-2000

                 -----------------------------------------------

Item 2.  Acquisition or Disposition of Assets

On  July  21,  2000,  PMC-Sierra,   Inc.  completed  the  acquisition  of  Datum
Telegraphic, Inc. in accordance with the Acquisition Agreement (the "Merger Agreement") dated June 26, 2000 between PMC and Datum.

Datum is a privately held wireless semiconductor company located in Vancouver, Canada. Datum makes digital signal processors that allow traffic for all major digital wireless standards to be transmitted using a single digitally controlled power amplifier architecture.

PMC purchased the 92% interest of Datum that PMC did not already own for approximately 591,000 shares of PMC common stock and options to purchase PMC common stock and $17,000,000 cash in lieu of PMC common stock.

PMC will account for the merger as a purchase. PMC expects to record a one-time charge to earnings during the third quarter of fiscal 2000 due to the acquisition of technology that has not reached technological feasibility and that has no alternative future use. The amount of the charge has not yet been determined.

Item 7. Financial Statements and Exhibits.

On August 28, 2000, PMC-Sierra, Inc. filed a Current Report on Form 8-K to report the completion of its acquisition of Datum Telegraphic, Inc. This Amendment is filed to add the financial statements of the business acquired and pro-forma information as required by Item 7.

(a)      Financial Statements of Businesses Acquired

         Financial statements of Datum included in this Amendment are as follows:

         - Audited financial statements of Datum as of and for the year ended August 31, 1999;

         - Unaudited financial statements of Datum as of and for the nine months ended May 31, 2000.

(b)      Pro Forma Financial Information

         The following unaudited pro forma condensed consolidated financial information is being filed herewith: Unaudited Pro Forma Combined Condensed Balance Sheet at June 25, 2000, Unaudited Pro Forma Combined Condensed Statement of Operations for the year ended December 26, 1999 and six months ended June 25, 2000 and Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

The unaudited pro forma combined financial statements give effect to the merger of PMC, Datum and Malleable Technologies, Inc. on a purchase accounting basis. The pro forma condensed combined balance sheet assumes the merger took place on June 25, 2000 and combines the June 25, 2000 balance sheet of PMC with the June 30, 2000 balance sheet of Malleable and the May 31, 2000 balance sheet of Datum. The pro forma condensed combined statement of operations for the year ended December 31, 1999 assumes the merger took place on January 1, 1999. It combines the historical results with pro forma adjustments of PMC for the fiscal year ended December 26, 1999 with the fiscal year ended December 31, 1999 for Malleable and the twelve months ended November 30, 1999 for Datum. The pro forma combined statement of operations for the six months ended June 25, 2000 assumes the merger took place as of January 1, 1999. It combines the historical results of PMC and Malleable for the six months ended June 25, 2000 and Datum for the six months ended May 31, 2000.

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred had the acquisitions of Datum and Malleable by PMC been consummated at the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial position. These pro forma financial statements are based on and should be read with the historical combined financial statements and the related notes thereto of PMC, Datum and Malleable.

Auditors' Report and Financial Statements of

DATUM TELEGRAPHIC INC.

Nine Months Ended May 31, 2000, Nine Months Ended May 31, 1999
and Year Ended August 31, 1999

Auditors' Report

To the Board of Directors and Stockholders of Datum Telegraphic Inc.


We have audited the balance sheet of Datum Telegraphic Inc. as at August 31, 1999 and the statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's' management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these combined statements present fairly, in all material respects, the financial position of the Company as at August 31, 1999 and the results of its operations and its cash flows for the year then ended in accordance with generally accepted accounting principles in the United States.


/s/Deloitte & Touche LLP

Chartered Accountants
Vancouver, British Columbia
July 19, 2000

DATUM TELEGRAPHIC INC.
Balance Sheet
(Expressed in United States Dollars)
--------------------------------------------------------------------------------
                                                         May 31,     August 31,
                                                            2000           1999
                                                     ------------  -------------
                                                      (Unaudited)

ASSETS

CURRENT

   Cash and cash equivalents                         $   385,247    $   221,313
   Short-term investments                              2,542,873        890,003
   Accounts receivable                                   377,697        195,774
   Income tax receivable                                 477,113        529,983
                                                     ------------   ------------
                                                       3,782,930      1,837,073
PROPERTY AND EQUIPMENT, NET                              638,566        723,622
                                                     ------------   ------------
                                                     $ 4,421,496    $ 2,560,695
                                                     ------------   ------------

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT

   Accounts payable and accrued liabilities          $   145,293    $   539,534
   Due to stockholders (Note 2)                          220,763        221,355
                                                     ------------   ------------
                                                         366,056        760,889
DEFERRED INCOME TAXES                                    225,365        427,082
                                                     ------------   ------------
                                                     $   591,421    $ 1,187,971
                                                     ------------   ------------

STOCKHOLDER'S EQUITY

Common stock - Class A
   2,200,000 shares authorized
        (10,000,000 shares in 1999)
   2,200,000 shares issued and outstanding                   147            147

Common stock - Class B
   10,000,000 shares authorized
   2,295,250 shares issued and                         3,018,972      1,633,794
        outstanding (2,225,750 in 1999)

Common stock - Class C
   5,000,000 shares authorized
         (10,000,000 shares in 1999)
   1,900,000 shares issued and outstanding               355,108        355,108

Common stock - Class D
   5,000,000 shares authorized (0 shares in 1999)
   370,017 shares issued and outstanding (0 in 1999)   2,500,000              -
Deferred stock compensation                           (1,158,867)      (345,087)
Accumulated deficit                                     (885,285)      (271,238)
                                                     ------------   ------------
                                                       3,830,075      1,372,724
                                                     ------------   ------------
                                                     $ 4,421,496    $ 2,560,695
                                                     ------------   ------------

See Accompanying Notes to these Financial Statements

DATUM TELEGRAPHIC INC.
Statement of Operations
(Expressed in United States Dollars)
--------------------------------------------------------------------------------

                                           Nine           Nine
                                      months ended   months ended    Year ended
                                          May 31,        May 31,      August 31,
                                           2000           1999          1999
                                      -------------  -------------  ------------
                                        (Unaudited)    (Unaudited)

Net revenues                           $ 1,110,136    $ 1,459,779   $ 1,805,646
                                       ------------   ------------  ------------
Costs and expenses
  Salaries and benefits
    (including $559,344 - May 31,
    2000; $382,776 - May 31, 1999
    and $1,085,452 - August 31, 2000
    of stock-based compensation)         1,658,095      1,057,749     1,563,662
  Depreciation                             273,632        120,598       168,814
  General and administration               500,353        261,622       404,874
                                       -------------   ------------  -----------
Total costs and expenses                 2,432,080      1,439,969     2,137,350
                                       -------------   ------------  -----------

(Loss) income from operations           (1,321,944)        19,810      (331,704)
Interest and other income, net              48,694         19,545       (20,078)
                                       -------------   ------------  -----------
(Loss) income before recovery
     of income taxes                    (1,273,250)        39,355      (351,782)
Recovery of income taxes                  (664,645)       (37,828)     (251,761)
                                       -------------  -------------  -----------
NET (LOSS) INCOME                      $  (608,605)   $    77,183   $  (100,021)
                                       -------------  -------------  -----------


See Accompanying Notes to these Financial Statements



DATUM TELEGRAPHIC INC.
Statements of Stockholders' Equity
(Expressed in United States Dollars)
------------------------------------------------------------------------------------------------------------------------------------
                                      Class A               Class B                      Class C                    Class D
                                ------------------ -------------------------- -------------------------- --------------------------
                                 Shares    Amount      Shares      Amount       Shares        Amount       Shares         Amount
                               ---------- -------- ----------- ------------- ------------ ------------- ------------ --------------

Balance at August 31, 1998     2,200,000    $ 147    2,200,000   $ 1,561,889    1,800,000     $ 289,961            -    $         -
Issuance of common stock
   from treasury                       -        -       25,750         4,297      100,000        65,147            -              -
Deferred stock compensation            -        -            -        67,608            -             -            -              -
Amortization of deferred
  stock compensation                   -        -            -             -            -             -            -              -
Net income                             -        -            -             -            -             -            -              -
-----------------------------------------------------------------------------------------------------------------------------------
Balance at May 31, 1999        2,200,000      147    2,225,750     1,633,794    1,900,000       355,108            -              -
Amortization of deferred
  stock compensation                   -        -            -             -            -             -            -              -
Net loss                               -        -            -             -            -             -            -              -
-----------------------------------------------------------------------------------------------------------------------------------
Balance at August 31, 1999     2,200,000      147    2,225,750     1,633,794    1,900,000       355,108            -              -
Issuance of common stock
   from treasury                       -        -       69,500        12,054            -             -      370,017      2,500,000
Deferred stock compensation            -        -            -     1,373,124            -             -            -              -
Amortization of deferred
  stock compensation                   -        -            -             -            -             -            -              -
Dividends paid                         -        -            -             -            -             -            -              -
Net loss                               -        -            -             -            -             -            -              -
-----------------------------------------------------------------------------------------------------------------------------------
Balance at May 31, 2000        2,200,000    $ 147    2,295,250   $ 3,018,972    1,900,000     $ 355,108      370,017    $ 2,500,000
-----------------------------------------------------------------------------------------------------------------------------------

See Accompanying Notes to these Financial Statements



DATUM TELEGRAPHIC INC.
Statements of Stockholders' Equity
(Expressed in United States Dollars)
--------------------------------------------------------------------------------

                                    Deferred       Retained          Total
                                       Stock       Earnings  Stockholders'
                                Compensation       (Deficit)        Equity
                               --------------   ------------ --------------

Balance at August 31, 1998      $   (755,689)    $ (171,217)   $   925,091
Issuance of common stock
   from treasury                           -              -         69,444
Deferred stock compensation          (67,608)             -              -
Amortization of deferred                                                 -
  stock compensation                 382,776              -        382,776
Net income                                 -         77,183         77,183
                                -------------    -----------   -----------
Balance at May 31, 1999             (440,521)       (94,034)     1,454,494
Amortization of deferred
  stock compensation                  95,434              -         95,434
Net loss                                   -       (177,204)      (177,204)
                                -------------    -----------   -----------
Balance at August 31, 1999          (345,087)      (271,238)     1,372,724
Issuance of common stock
   from treasury                           -              -      2,512,054
Deferred stock compensation       (1,373,124)             -              -
Amortization of deferred
  stock compensation                 559,344              -        559,344
Dividends paid                             -         (5,442)        (5,442)
Net loss                                   -       (608,605)      (608,605)
                                -------------    -----------   ------------
Balance at May 31, 2000         $ (1,158,867)    $ (885,285)   $ 3,830,075
                                -------------    -----------   ------------


See Accompanying Notes to these Financial Statements


DATUM TELEGRAPHIC INC.
Statement of Cash Flows
(Expressed in United States Dollars)
--------------------------------------------------------------------------------------------------
                                                               Nine            Nine
                                                       months ended    months ended    Year ended
                                                            May 31,         May 31,    August 31,
                                                               2000            1999          1999
                                                       -------------   -------------   -----------
                                                         (Unaudited)     (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
   Net (loss) income                                     $ (608,605)      $  77,183    $ (100,021)
   Adjustments to reconcile net income (loss) to
      net cash provided by operating activities
         Depreciation                                       273,632         120,598       168,814
         Amortization of deferred stock compensation        559,344         382,776       478,210
         Deferred income taxes                             (201,717)         95,990       216,120
   Changes in operating assets and liabilities:
         Accounts receivable                               (181,923)         18,841        32,110
         Accounts payable and accrued liabilities          (394,241)       (432,042)       81,120
         Income taxes receivable                             52,870         120,999      (226,508)
                                                         -----------      ----------   -----------
Net cash (used in) provided by operating activities        (500,640)        384,345       649,845
                                                         -----------      ----------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of capital assets                             (188,576)       (180,549)     (663,949)
   Purchase of investments                               (1,652,870)       (610,644)     (343,847)
                                                         -----------      ----------   -----------
Net cash used in investing activities                    (1,841,446)       (791,193)   (1,007,796)
                                                         -----------      ----------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from borrowings                                    (592)        175,147       172,371
   Proceeds from issuance of common stock                 2,512,054          69,444        69,444
   Dividends paid                                            (5,442)              -             -
                                                         -----------      ----------   -----------
Net cash provided by financing activities                 2,506,020         244,591       241,815
                                                         -----------      ----------   -----------

NET INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS                                     163,934        (162,257)     (116,136)
CASH AND CASH EQUIVALENTS,
   BEGINNING OF THE PERIOD                                  221,313         337,450       337,450
                                                         -----------      ----------   -----------
CASH AND CASH EQUIVALENTS,
   END OF THE PERIOD                                     $  385,247       $ 175,193    $  221,314
                                                         -----------      ----------   -----------

Supplemental disclosures of cash flow information:

Cash received for interest                               $   77,484       $  20,120     $  32,470
                                                         -----------      ----------   ----------
Cash recovered from income taxes                         $  773,901       $ 487,620     $ 487,620
                                                         -----------      ----------   ----------


See Accompanying Notes to these Financial Statements

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Description of business

         Datum Telegraphic Inc. (the "Company" or "Datum") designs wireless semiconductor systems.

         Basis of presentation

         The financial statements have been prepared due to the acquisition of Datum by PMC-Sierra, Inc. The Company's fiscal year end is August 31. The Company's functional and reporting currencies are the United States dollar.

         Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities as of the dates and for the periods presented. Estimates are used for, but not limited to, the accounting for doubtful accounts, depreciation and amortization, sales returns, taxes and contingencies. Actual results may differ from those estimates.

         Cash, cash equivalents and short-term investments

         Cash equivalents are defined as highly liquid debt instruments with original maturities at the date of acquisition of 90 days or less that have insignificant interest rate risk. Short-term investments are defined as money market instruments with original maturities greater than 90 days, but less than one year.

         Under Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"), management classifies investments as available-for-sale or held-to-maturity at the time of purchase and re-evaluates such designation as of each balance sheet date. Investments classified as held-to-maturity securities are stated at amortized cost with corresponding premiums or discounts amortized against interest income over the life of the investment.

         Marketable equity and debt securities not classified as held-to-maturity are classified as available-for-sale and reported at fair value. Unrealized gains and losses on these investments are included in accumulated other comprehensive income. The cost of securities sold is based on the specific identification method.

         As at August 31, 1999, the Company's short-term investments consisted solely of held-to-maturity investments and their carrying value was substantially the same as their market value. Proceeds from sales and realized gains or losses on sales of available-for-sale securities for all years presented were immaterial.

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Property and equipment, net

         Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets, ranging from two to five years, or the applicable lease term, whichever is shorter. The carrying value of property and equipment is reviewed periodically for any permanent impairment in value.

         The components of property and equipment are as follows:

                                                   May 31,         August 31,
                                                    2000             1999
                                                ----------         ----------
                                                (unaudited)

        Computer equipment                     $  657,997          $ 562,372
        Computer software                         503,050            410,099
        Furniture and fixtures                        630                630
                                               -----------        -----------
        Total cost                              1,161,677            973,101
        Accumulated depreciation                 (523,111)          (249,479)
                                               -----------        -----------
                                               $  638,566          $ 723,622
                                               -----------        -----------


        Accounts payable and accrued liabilities

        The components of accrued liabilities are as follows:

                                                  May 31,        August 31,
                                                    2000            1999
                                                ----------      ------------
                                                (unaudited)


        Accounts payable                        $  45,577         $  113,037
        Accrued compensation and benefits               -            123,576
        Other accrued liabilities                  99,716            302,921
                                                ----------       -----------
                                                $ 145,293         $  539,534
                                                ----------       -----------

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Foreign currency translation

         The United States dollar is the Company's functional currency. Assets and liabilities in Canadian dollars are translated using the exchange rate at the balance sheet date. Revenues and expenses are translated at average rates of exchange during the year. Gains and losses from foreign currency transactions are included in interest and other income.

         Fair value of financial instruments

         The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

         The Company's carrying value of cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued liabilities and amounts due to shareholders approximates fair value because the instruments have a short-term maturity.

         The fair value of the Company's stockholder loans at August 31, 1999 approximates their carrying value.

         Concentrations

         The Company maintains its cash, cash equivalents and short-term investments in investment grade financial instruments with high-quality financial institutions, thereby reducing credit risk concentrations.

         Revenue recognition

         Revenues from service contracts are recognized as the work is performed by the Company's employees. Amounts received from customers as prepayments for services to be provided in the future are recorded on the balance sheet as deferred revenue and are recognized as revenue as the work is performed.

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Stock-based compensation

         The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with APB No. 25, "Accounting for Stock Issued to Employees". Deferred stock compensation charges arise from those situations where either shares or options are issued or granted at an exercise price lower than the fair value of the underlying common shares. These amounts are amortized as charges to operations over the vesting periods of the individual stock options.

         Interest and other income, net

         The components of interest and other income, net are as follows:

                                  Nine months       Nine months
                                    ended             ended          Year ended
                                    May 31,          May 31,          August 31,
                                     2000             1999              1999
                              -------------        -----------       -----------
                                (unaudited)        (unaudited)

         Interest income          $ 93,922           $ 29,934            37,911
         Foreign exchange loss     (40,032)           (10,753)          (59,575)
         Other                      (5,196)               364             1,586
                                  ---------          ---------        ----------
                                  $ 48,694           $ 19,545         $ (20,078)
                                  ---------          ---------        ----------



         Income taxes

         Income taxes are  reported  under  Statement  of  Financial  Accounting
         Standards No. 109 and, accordingly, deferred income taxes are recognized using the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis, and operating loss and tax credit carryforwards.

         Comprehensive income

         Under Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130"), the Company is required to report total comprehensive. Comprehensive income is defined as changes in stockholders' equity exclusive of transactions with owners such as capital contributions and dividends. The Company has no comprehensive income items, other than the net income or loss in any of the periods presented.

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Recently issued accounting standards

         In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments and hedging activities. The Statement will require the recognition of all derivatives on the Company's consolidated balance sheet at fair value. The FASB has subsequently delayed implementation of the standard to the financial years beginning after June 15, 2000. The Company expects to adopt the new Statement effective January 1, 2001. The impact on the Company's financial statements is not expected to be material.

         In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial
         Statements" (SAB No. 101). SAB No. 101, which is effective in the fourth quarter of 2000, provides guidance on the recognition, presentation, and disclosure of revenue in financial statements of all public companies. Management does not expect that the adoption of SAB 101 will have a significant effect on the Company's results of operations or financial position.

         In March 2000, the FASB issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation." The Company will be required to adopt FIN 44 effective July 1, 2000 with respect to certain provisions applicable to new awards, exchanges of awards in a business combination, modifications to outstanding awards, and changes in grantee status that occur on or after that date. FIN 44 addresses practice issues related to the application of Accounting Practice Bulletin Opinion No. 25, "Accounting for Stock issued to Employees." The Company does not expect the application of FIN 44 to have a material impact on its financial position or results of operations.

2.       DUE TO STOCKHOLDER

         During the year ended August 31, 1999 Datum borrowed a total of $330,373 Canadian dollars from three stockholders. These loans are non-interest bearing, unsecured and repayable at the earlier of five years or at the demand of the stockholder.

3.       STOCKHOLDERS' EQUITY

         Class A Shares

         Class A shares are voting, non-participating, non-convertible, and can be transferred only in connection with the transfer of Class B shares held by such holders or their "affiliates" or "associates". Upon such transfer, the holders of the Class A shares will be entitled to receive for each Class A share no more than an amount equal to the paid-up capital of the Class A shares. In the event of a Liquidation Event, the holders of the Class A shares shall be entitled to receive no more than an amount equal to the paid-up capital thereof on a pro-rata basis with the holders of the outstanding Class B shares, Class C shares and the Class D shares.

         Class B Shares

         Class B shares are non-voting. In the event of liquidation, holders of Class B shares are also entitled to the paid-up capital on a pro-rata basis, and if any of the property or assets of the Company thereafter remain available for distribution, the holders of the Class B shares shall be entitled to receive, on a pro rata basis with the holders of the Class C shares and the Class D shares then outstanding, such assets.

         Class C Shares

         Class C shares are voting shares. In the event of the liquidation, the holders of the Class C shares shall be entitled to receive an amount equal to the paid-up capital thereof and any dividends declared and unpaid on the pro-rata basis with the holders of the outstanding Class A shares, Class B shares and the Class D shares, and if any of the property or assets of the Company thereafter remain available for distribution, the holders of the Class C shares shall be entitled to receive, on a pro-rata basis with the holders of the Class B shares and the Class D shares then outstanding, such assets.

         Class D shares

         Class D shares have voting rights and each shall confer the right to a .96353 vote in person or by proxy at all meetings of members of the Company. In the event of the liquidation, the holders of the Class D shares shall be entitled to receive an amount equal to the paid-up capital thereof and any dividends declared and unpaid on a pro-rata basis with the holders of the outstanding Class A shares, Class B shares and the Class C shares, and if any of the property or assets of the Company thereafter remain available for distribution, the holders of the Class D shares shall be entitled to receive, on a pro-rata basis, with the holders of the Class B shares and the Class C shares then outstanding, such assets.

         Stock options

         The Company has issued stock options to certain employees. Deferred stock compensation has been recorded in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and its related interpretations based on the deemed fair value of the underlying common stock.

         Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), requires the disclosure of pro forma net loss as if the Company had adopted the fair value method. The Company's calculations were made using the minimum value method with the following weighted average assumptions: expected life, four years; risk-free interest rate, 5%; and no dividends during the expected term. The Company's calculations are based on a multiple option valuation approach, and forfeitures are recognized as they occur. If the computed fair values of the awards had been amortized to expense over the vesting periods of the awards, the pro forma net loss would not have been materially different from the amounts reported for the year ended August 31, 1999.

         A summary of option activity is as follows:

         Balance, August 31, 1998                  $ 120,500
         Granted                                      34,700
         Exercised                                   (25,750)
                                                  -----------
         Balance, August 31, 1999                  $ 129,450
                                                  -----------


         All the options have an exercise price of Canadian $0.25 per share, have a remaining life of 3.33 years and are not exercisable at August 31, 1999.

4.       INCOME TAXES

         The income tax recovery, calculated under Statement of Financial Accounting Standard No. 109 ("SFAS 109") consist of the following:


                              9 months ended     9 months ended      Year ended
                                  May 31,            May 31,          August 31,
                                   2000               1999              1999
                                -----------      -------------     -------------
                                (unaudited)       (unaudited)

    Current                      $  462,928        $ 133,818         $ 467,881
    Deferred                        201,717          (95,990)         (216,120)
                                -----------       -----------       -----------
    Recovery of income taxes     $  664,645        $  37,828         $ 251,761
                                -----------       -----------       -----------

         A reconciliation between the Company's effective tax rate and the Canadian statutory rate is as follows:

                                     9 months ended  9 months ended  Year ended
                                          May 31,        May 31,     August 31,
                                            2000          1999         1999
                                     --------------  --------------  ----------
                                       (unaudited)    (unaudited)
Loss (income) before provision
   for tax purposes                    $ 1,273,250     $ (39,355)     $ 351,782
Statutory corporate tax rate                   46%            46%           46%
Recovery of (provision for) income
   taxes at statutory rates                585,695       (18,103)       161,820
Deferred stock compensation               (257,928)     (176,077)      (219,977)
Research and development tax credits       358,854       235,421        313,895
Other                                      (21,976)       (3,413)        (3,977)
                                       ------------   -----------     ----------
Recovery of income taxes               $   664,645    $   37,828      $ 251,761
                                       ------------   -----------     ----------


         Significant components of the Company's deferred tax liabilities are as follows:

                                               May 31,        August 31,
                                                2000              1999
                                           ------------     ------------
                                           (unaudited)

          Depreciation                       $ 271,450       $   319,508
          Other                                (46,085)          107,574
                                           ------------     ------------
                                             $ 225,365       $   427,082
                                           ------------     ------------


5.       SUBSEQUENT EVENT

         On July 21, 2000, the Company entered into a definitive agreement with PMC-Sierra, Inc. ("PMC") for the purchase of the Company's outstanding common shares not already owned by PMC on that date, for approximately 550,000 shares of PMC common stock, 44,000 options to purchase PMC common stock, and approximately $17 million cash.


                                PMC-Sierra, Inc.
             PRO FORMA CONDENSED COMBINED BALANCE SHEET - UNAUDITED
                                  June 25, 2000
                                 (in thousands)

                                                      Historical      Historical    Historical     Pro Forma            Pro Forma
                                                          PMC         Malleable         Datum     Adjustments            Combined
ASSETS:
Current assets:
Cash and cash equivalents                             $ 126,073        $   256         $   385     $ (17,025) (d)       $ 109,689
Short-term investments                                  123,844              -           2,543             -              126,387
Accounts receivable, net                                 64,614             37             378             -               65,029
Income taxes receivable                                       -              -             477             -                  477
Inventories                                              13,164              -               -             -               13,164
Deferred income taxes                                     9,270              -               -             -                9,270
Prepaid expenses and other current assets                11,475            273               -             -               11,748
                                                      ----------      --------        --------     ----------           ----------
Total current assets                                    348,440            566           3,783       (17,025)             335,764

Property and equipment, net                              72,804          1,465             639                             74,908
Goodwill and other intangible assets, net                13,433              -               -       347,187  (a),(c)     360,620
Investments and other assets                             13,993              -               -        (6,500) (c)           7,493
Deposits for wafer fabrication capacity                  23,001              -               -             -               23,001
                                                      ----------      --------        --------      ----------          ----------
                                                      $ 471,671        $ 2,031         $ 4,422      $ 323,662           $ 801,786
                                                      ==========      ========        ========      ==========          ==========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable                                      $  24,926        $   541         $    45      $       -           $  25,512
Accrued liabilities                                      21,239            344             100          1,700  (b)         23,383
Deferred income                                          47,413              -               -              -              47,413
Income taxes payable                                     22,265              -               -              -              22,265
Due to stockholders                                           -              -             221              -                 221
Current portion of obligations under                                                                                            -
capital leases and long-term debt                         4,168          1,000               -              -               5,168
                                                      ----------      --------        --------      ----------          ----------
Total current liabilities                               120,011          1,885             366          1,700             123,962

Deferred income taxes                                     9,091              -             225              -               9,316
Noncurrent obligations under capital                                                                        -               1,648
  leases and long-term debt                               1,603             45               -
                                                                                                            -               6,653
PMC special shares convertible into common stock          6,653              -               -
                                                      ----------      --------        --------      ----------          ----------
                                                        137,358          1,930             591          1,700             141,579
                                                      ----------      --------        --------      ----------          ----------
Stockholders' equity:
Common stock and additional paid in capital             258,624          8,618           5,875       385,934  (d),(e)     659,051
Deferred stock compensation                             (14,096)          (505)         (1,159)      (34,669) (a),(e)     (50,429)
Retained earnings                                        89,785         (8,012)           (885)      (29,303) (e),(f)      51,585
                                                      ----------      ---------       --------     ----------           ----------
Total stockholders' equity                              334,313            101           3,831       321,962              660,207
                                                      ----------      ---------       --------     ----------           ----------
                                                      $ 471,671        $ 2,031         $ 4,422     $ 323,662            $ 801,786
                                                      ==========      =========       ========     ==========           ==========

See  notes to  unaudited  pro forma condensed combined financial statements.



                               PMC-Sierra, Inc.
        PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS - UNAUDITED
                         Six Months Ended June 25, 2000
                  (in thousands, except for per share amounts)


                                            Historical   Historical   Historical      Pro Forma       Pro Forma
                                               PMC        Malleable     Datum         Adjustments      Combined

Net revenues                                $ 236,915     $    54      $ 937          $      -       $ 237,906

Cost of revenues                               48,292          76          -                 -          48,368
                                            ----------    --------    -------        -----------      ---------
Gross profit                                  188,623         (22)       937                 -         189,538

Other costs and expenses:
  Research and development                     59,450       2,566      1,350                 -          63,366
  Marketing, general and administrative        35,126       1,041          -                 -          36,167
  Amortization of deferred stock compensation:
    Research and development                    6,353          76        480                 -           6,909
    Marketing, general and administrative         818           -          -                 -             818
  Amortization of goodwill                        918           -          -            34,719 (a)      35,637
Costs of merger                                13,678           -          -                            13,678
                                            ----------    ---------   -------        -----------    -----------
Income (loss) from operations                  72,280      (3,705)      (893)          (34,719)         32,963
Interest and other income (expense), net        7,266        (391)        47                 -           6,922
Gain on sale of investments                    27,109           -                            -          27,109
                                            ----------    ---------   -------        -----------    -----------
Income (loss) before provision                 106,655     (4,096)      (846)          (34,719)         66,994
  for income taxes

Provision for income taxes                     36,571           1       (440)                -          36,132
                                            ----------    ---------   -------        -----------     ----------
Net income (loss)                           $  70,084     $ (4,097)    $(406)        $  (34,719)     $  30,862
                                            ==========    =========   =======        ===========     ==========

                                                                                                     $    0.20
Basic net income per share:                 $    0.47
                                                                                                     $    0.18
Diluted net income per share:               $    0.42

Shares used to calculate:                                                                              151,425
  Basic net income per share                  149,141                                                  170,496
  Diluted net income per share                168,212


See notes to unaudited pro forma condensed combined financial statements.


                                PMC-Sierra, Inc.
        PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS - UNAUDITED
                          Year Ended December 31, 1999
                  (in thousands, except for per share amounts)


                                             Historical  Historical  Historical         Pro Forma      Pro Forma
                                                PMC       Malleable     Datum          Adjustments      Combined

Net revenues                                  $ 263,281    $    176     $ 1,700      $        -        $ 265,157

Cost of revenues                                 55,147          52          -                -           55,199
                                              ----------   --------    ---------     -----------      ----------
Gross profit                                    208,134         124       1,700               -          209,958

Other costs and expenses:
  Research and development                       69,820       2,885       1,962               -           74,667
  Marketing, general and administrative          43,600       1,053                           -           44,653
  Amortization of deferred stock compensation:
    Research and development                      2,810           -         408               -            3,218
    Marketing, general and administrative           778           -          -                -              778
  Amortization of goodwill                        1,912           -          -           69,437 (a)       71,349
  Costs of merger                                   866           -          -                -              866
                                              ---------    ---------   ---------     -----------      ----------
Income (loss) from operations                    88,348      (3,814)       (670)        (69,437)          14,427
Interest and other income (expense), net          7,791         (52)        (39)              -            7,700
Gain on sale of investments                      26,800           -           -               -           26,800
                                              ----------   ---------   ---------     -----------      ----------
Income (loss) before provision                  122,939      (3,866)       (709)        (69,437)          48,927
 for income taxes

Provision for income taxes                       41,337           1        (351)             -            40,987
                                              ---------    ---------   ---------     -----------      ----------
Net income (loss)                             $  81,602    $  (3,867)   $  (358)     $  (69,437)       $   7,940
                                              =========    ==========  =========     ===========      ==========

Basic net income per share:                   $    0.57                                                $    0.05

Diluted net income per share:                 $    0.52                                                $    0.05

Shares used to calculate:
  Basic net income per share                    142,759                                                  145,043
  Diluted net income per share                  156,465                                                  158,749


See notes to unaudited pro forma condensed combined financial statements.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                           (all dollars in thousands)

NOTE 1:  Basis of Presentation

The following unaudited pro forma condensed combined financial statements give the effect to the acquisitions of Malleable Technologies Inc. ("Malleable") and Datum Telegraphic Inc. ("Datum") by PMC-Sierra, Inc. (the "Company" or "PMC").

On June 13, 2000, the Company entered into a definitive agreement to purchase the 85% interest of Malleable that PMC did not already own. The purchase was completed on June 27, 2000. The purchase price of $293,837 consisted of the issuance of common shares, options and warrants of the Company pursuant to the exercise of a call option held by PMC with a fair value of $293,012 and acquisition related costs of $825. Malleable is a fabless semiconductor company located in San Jose, CA. Malleable makes digital signal processors for voice-over-packet processing applications which bridge voice and high speed data networks by compressing voice traffic into ATM or IP packets.

On June 26, 2000, the Company entered into a definitive agreement to purchase the 92% interest of Datum that PMC did not already own. The purchase was completed on July 21, 2000. The purchase price of $125,314 consisted of the issuance of common shares and options to purchase shares of the Company with a fair value of $107,414, cash of $17,025 and acquisition related expenditures of $875. Datum is a wireless semiconductor company located in Vancouver, Canada. Datum makes digital signal processors that allow traffic for all major digital wireless standards to be transmitted using a single digitally controlled power amplifier architecture.

The pro forma condensed combined balance sheet assumes the merger took place on June 25, 2000 and combines the June 25, 2000 balance sheet of PMC with the June 30, 2000 balance sheet of Malleable and the May 31, 2000 balance sheet of Datum. The pro forma condensed combined statement of operations for the year ended December 31, 1999 assumes the merger took place on January 1, 1999. It combines the historical results with pro forma adjustments of PMC for the fiscal year ended December 26, 1999 with the fiscal year ended December 31, 1999 for Malleable and the twelve months ended November 30, 1999 for Datum. The pro forma combined statement of operations for the six months ended June 25, 2000 assumes the merger took place as of January 1, 1999. It combines the historical results of PMC and Malleable for the six months ended June 25, 2000 and Datum for the six months ended May 31, 2000.

The unaudited pro forma condensed combined balance sheet reflects the appropriate pro forma adjustments to record the acquisition of Datum and Malleable using the purchase method of accounting as described in Note 2. Acquisition costs and the preliminary determination of the unallocated excess of acquisition costs over net assets acquired are set forth below:

                                           Malleable       Datum        Total
                                          -----------    ----------  -----------
Fair value of shares of PMC common
  stock issued and value of options        $ 293,012     $ 107,414    $ 400,426
  and warrants exchanged
Cash consideration paid                            -        17,025       17,025
Estimated transaction costs                      825           875        1,700
                                           ----------    ----------   ----------

Estimated total acquisition costs            293,837       125,314      419,151

Less:  net tangible assets acquired              101         3,830        3,931
                                           ----------    ----------   ----------

Unallocated excess of acquisition            293,736       121,484      415,220
  costs over net
tangible assets acquired
Preliminary allocation to:
In process research and development           31,500         6,700       38,200
Unearned compensation                         29,033         7,300       36,333

                                           ----------    ----------   ----------
Preliminary allocation  to goodwill        $ 233,203     $ 107,484    $ 340,687
  and other intangibles                    ==========    ==========   ==========

The fair value of shares of PMC common stock was determined by taking an average of the opening and closing price of PMC common stock for a short period just before and just after the terms of the transactions were agreed to by PMC, Datum and Malleable and announced to the public. The purchase price was increased by the estimated fair value of the PMC options and warrants exchanged for the Malleable and Datum options and warrants outstanding.

The unaudited pro forma condensed consolidated statements of operations reflect additional amortization expense resulting from the increase in goodwill and other intangible assets due to these acquisitions. The charge for in process research and development and the allocation to unearned compensation have been reflected in the unaudited pro forma condensed combined balance sheet. The charge for in process research and development and amortization of unearned compensation have not been included in the Unaudited Pro Forma Condensed Combined Statements of Operations as these statements do not give effect to nonrecurring merger costs related to the transaction. The unallocated excess of acquisition costs over net assets acquired has been preliminarily allocated to goodwill, which will be amortized over five years. In accordance with generally accepted accounting principles, the acquired in process research and development will be charged to expense by PMC in its third quarter ended September 24, 2000.

In connection with finalizing the purchase price allocation of these transactions, PMC is currently evaluating the fair value of the consideration given and the fair value of the assets acquired and liabilities assumed. Using this information, PMC will make a final allocation of the purchase price, including the allocation to in process research and development, unearned compensation and goodwill and other intangibles. Accordingly, the purchase accounting information is preliminary.

The pro forma combined financial statements included herein have been prepared by PMC, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. However, PMC believes that the disclosures are adequate to make the information not misleading. These pro forma combined financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in PMC's annual report on Form 10-K/A for the fiscal year ended December 26, 1999, the restated consolidated financial statements and related notes of PMC included in PMC's registration statement on Form S-4/A dated July 26, 2000, the financial statements of Malleable included in PMC's Form 8-K filed August 4, 2000 and the financial statements of Datum included in this filing.

NOTE 2:  Pro Forma Adjustments

The  pro  forma  condensed   combined   balance  sheet  reflects  the  following
adjustments:

         a) To record intangibles including goodwill, assembled work force and unearned compensation.

         b) To record acquisition related expenses of $ 1,700 which include costs for legal, accounting and other costs related to the acquisitions of Malleable and Datum.

         c) To reclass the existing 15% investment in Malleable and 8% investment in Datum to goodwill.

         d) To record the acquisition of Malleable by the issuance of approximately 1,693,000 shares of common stock, options and warrants to purchase the 85% interest of Malleable that PMC did not already own. To record the acquisition of Datum by the payment of $ 17,025 in cash and issuance of approximately 591,000 shares of common stock and options to purchase common stock for the 92% interest of Datum that PMC did not already own.

         e) To eliminate the common stock and additional paid-in capital, deferred stock compensation and accumulated deficit of Malleable and Datum.

         f) To record the charge for in process research and development.

The pro forma combined statements of operations reflect the following adjustment with respect to the acquisition:

         a) To record amortization of purchased intangibles other than in process research and development over estimated useful lives of five years.

NOTE 3:  Earnings Per Share

Basic and diluted net income per share for each period is calculated by dividing pro forma net income by the shares used to calculate net income per share in the historical period plus the effect of the shares of the PMC's common stock, options and warrants which were exchanged for all issued and outstanding shares of Datum not already owned by PMC.

       Exhibit Index

       Exhibit Number   Description

       23.1             Consent of Deloitte & Touche, LLP, Independent Auditors

             CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-42308, 333-44204, 333-35024, 333-34648, 333-31450, 333-86951,
33-86930,  33-90392,  33-96620,  33-97490,  333-15519 and 333-55989), and in the
Registration  Statements  (Form  S-8  Nos.  333-45118,   333-40508,   333-44212,
333-35276,  333-34622,  333-94999,  333-92885,  333-87039,  33-41027,  33-80988,
333-13387,  33-80992, 33-94790, 333-13359,  333-34671,  333-13357, 333-55983 and
333-55991) of our report of PMC-Sierra, Inc. of our report, dated July 19, 2000 on the financial statements of Datum Telegraphic Inc. for the year ended August 31, 1999, which report is included in this current report on Form 8-K for PMC-Sierra, Inc.

/s/DELOITTE & TOUCHE LLP

Vancouver, British Columbia, Canada
September 28, 2000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                           PMC-SIERRA, INC.
                                           (Registrant)


Date:    September 28, 2000                S/ JOHN W. SULLIVAN
                                           -------------------
                                           John W. Sullivan
                                           Vice President, Finance
                                           Chief Financial Officer (Principal
                                           Accounting Officer)